Exhibit 99.20

12.	Tender Offer Support Agreement and Related Agreements

The following is a summary of certain provisions of the Tender Offer Support Agreement, including as amended by the Amendment Agreements, and the agreements attached as exhibits to the Tender Offer Support Agreement and the Schedule TO. This summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Support Agreement itself, including the exhibits thereto, and the Amendment Agreements which have been filed as exhibits to the Schedule TO. Copies of the Tender Offer Support Agreement, including the exhibits thereto, the Amendment Agreements and the Schedule TO, and any other filings that IG4 or Purchaser makes with the SEC with respect to the Offers, may be obtained in the manner set forth in “The U.S. Offer—Certain Information Concerning Purchaser, IG4 and IG4 Capital.” All shareholders of the Company (including ADS holders) and other interested parties should read the Tender Offer Support Agreement, including the exhibits thereto, and the Amendment Agreements in their entirety for a more complete description of the provisions summarized below.

On August 24, 2020, Purchaser entered into the Tender Offer Support Agreement with the Sellers (as amended pursuant to the Amendment Agreements), pursuant to which the Sellers have agreed to, among other things, tender into the Peru Offer in the aggregate 92,884,670 Common Shares, representing approximately 10.65% of the outstanding Common Shares, including Common Shares represented by ADSs, on the terms and subject to the conditions set forth in the Tender Offer Support Agreement.

Purchaser agreed that, without the prior written consent of the Sellers, Purchaser would not prior to or after the commencement date of the Offers:

•	decrease the Offer Price;
•	change the form of the consideration to be paid in the Offers;
•	decrease the number of Common Shares sought in the Offers;
•	impose additional conditions to the Offers or otherwise amend, modify or supplement any of the terms of the Offers.

In connection with the plea bargain processes that are currently underway with Mr. Graña, Mr. Graña Acuña and Mr. Alvarado Pflucker, (i) the 117,527,103 Common Shares owned by GH Holding Group became subject to GH Embargo, (ii) the 15,531,208 Common Shares owned by Mr. Graña Acuña became subject to the HG Embargo and (iii) the 10,077,855 Common Shares owned by Mr. Alvarado Pflucker became subject to the MA Embargo, respectively, pursuant to which the rights of GH Holding Group, Mr. Graña Acuña and Mr. Alvarado Pflucker to transfer ownership of their Common Shares is restricted. On June 18, 2020, 56,177,955 Common Shares owned by GH Holding Group (out of the 117,527,103 Common Shares owned by GH Holding Group) were released from the GH Embargo and such release was registered in Cavali on December 16, 2020 (the “Clear GH Shares”). The other 61,349,148 Common Shares owned by GH Holding Group (the “Encumbered GH Shares”), the HG Shares and the MA Shares remain subject to GH Embargo, the HG Embargo and the MA Embargo, respectively.

Purchaser agreed that it would commence the Offers following the satisfaction (or waiver by Purchaser in writing) of certain conditions, including:

•	the release of the Clear GH Shares from the GH Embargo and the registration of such release in Cavali – the Clear GH Shares were released from the GH Embargo on June 18, 2020 and such release was registered in Cavali on December 16, 2020;
•	the approval of the commencement of the Offers by the competent authority in Jersey, Channel Islands (the “Jersey Approval”) (being the jurisdiction where IG4 Capital Infrastructure GP, the manager of Purchaser is incorporated), which approval has now been provided;

•	the entry into a supplementary agreement with each of GH Holding Group and Mr. Graña Acuña, each in the form attached as an exhibit to the Tender Offer Support Agreement – this condition was satisfied on June 3, 2021; and
•	the entry into a trust agreement between Purchaser (as the trust beneficiary), La Fiduciaria S.A. (the “Trustee”), BTG Pactual Perú S.A.C. (the “Custodian”) and Bethel, Mr. Dulanto Swayne, Mr. Zavala, Mr. Rubio and Ms. Benavides (collectively, the “Grantors”), in the form attached to the Tender Offer Support Agreement (the “Trust Agreement”) – this condition was satisfied on June 3, 2021.

The Sellers agreed, within five (5) business days of the commencement date of the Offers, to grant an irrevocable power of attorney to attorneys-in-fact Carlos Arata Delgado and Wilfredo Cáceres Ghisilieri that authorizes each attorney-in-fact to tender into the Peru Offer in the aggregate 93,962,525 Common Shares, representing approximately 10.78% of the outstanding Common Shares, including Common Shares represented by ADSs (which Purchaser and the Sellers agreed to amend pursuant to the Second Amendment Agreement, so that the Sellers will tender into the Peru Offer in the aggregate 92,884,670 Common Shares, representing approximately 10.65% of the outstanding Common Shares, including Common Shares represented by ADSs). Following the issuance of the report by the Company Board, as required by article 15 of the Peru Tender Offer Regulations, indicating the advantages and disadvantages of accepting the Peru Offer, the Sellers have agreed to deliver, or to instruct their attorneys-in-fact to deliver, their acceptance letters in respect of the Peru Offer to BTG Pactual Perú Sociedad Agente de Bolsa (the “Sellers’ Dealer”), to be held in escrow until the Sellers instruct in writing their attorneys-in-fact to instruct the Sellers’ Dealer to release the acceptance letters; provided that their attorneys-in-fact will not instruct the Sellers’ Dealer to release the acceptance letters prior to notification by Purchaser that the following conditions have been satisfied (or waived by Purchaser in writing):

•	the Company having entered into a collaboration agreement with the Third Unit of the Corporate Supra-Provincial Attorney’s Office with Jurisdiction over Crimes Involving the Corruption of Public Officials and the Ad Hoc Public Prosecutor’s Office, and a definitive penalty having been established in exchange for the release of the Company from any further liabilities in connection with the Company’s participation in any of the acts referenced in article 1 of Law 30737 and the “Club de la Construcción” case (Acuerdo de Colaboración Eficaz) (the “Collaboration Agreement”) – this condition was satisfied on May 24, 2021 when the Company announced its entry into the Collaboration Preparatory Agreement;
•	the Company and its subsidiaries not having been declared a “category 1” company (defined as a legal person which has been, or the officials or representatives of which have been, convicted in Peru or abroad of money laundering or crimes against the public administration of the Peruvian State) under Peruvian Law N° 30737 and its regulation approved by Decreto Supremo N° 096-2018-EF, as amended from time to time by a competent governmental entity;
•	no governmental entity having enacted, issued or promulgated any applicable law or governmental or prohibitive order which prohibits the commencement of the Offers and which remains outstanding on the date on which Purchaser files a notice of the Peru Offer with the SMV and the Company or the last day of the offer period;
•	Purchaser having been able to secure a “participación significativa” (pursuant to the definition contained in Reglamento de Oferta Pública de Adquisicion y de Compra de Valores por Exclusión approved by CONASEV Resolution No. 009-2006-EF) of no less than 262,756,145 Common Shares, representing approximately 30.14% of the outstanding Common Shares, including Common Shares represented by ADSs (which Purchaser and the Sellers agreed to amend (i) verbally so that the “participación significativa” that Purchaser needs to secure is no less than 219,144,510 Common Shares, representing approximately 25.13% of the outstanding Common Shares, including Common Shares represented by ADSs, which requirement, for the avoidance of doubt, Purchaser has the right to waive in accordance with the terms of the Tender Offer Support Agreement and (ii) pursuant to the Second Amendment Agreement to include entry into the MA Supplementary Agreement), comprising:

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(1)	the committed tender into the Peru Offer in the aggregate of 92,884,670 Common Shares by the Sellers;
(2)	the entry into the Trust Agreement (as amended pursuant to the Trust Amendment Agreement) with the Grantors in respect of 24,987,698 Common Shares, representing approximately 2.87% of the outstanding Common Shares, including Common Shares represented by ADSs;
(3)	the entry into the Amended GH Supplementary Agreement in respect of 117,527,103 Common Shares, representing approximately 13.48% of the outstanding Common Shares, including Common Shares represented by ADSs (of which 117,527,103 Common Shares, 56,177,955 will be tendered into the Peru Offer and the remaining 61,349,148 are the subject of the GH Syndication Agreement (as amended));
(4)	the entry into the Amended HG Supplementary Agreement in respect of 15,531,208 Common Shares, representing approximately 1.78% of the outstanding Common Shares, including Common Shares represented by ADSs;
(5)	the entry into the MA Supplementary Agreement in respect of 10,077,855 Common Shares, representing approximately 1.16% of the outstanding Common Shares, including Common Shares represented by ADSs; and
(6)	the tender into the Offers by shareholders other than the Sellers,

(“Participación Significativa”);

•	powers of attorney in favor of Purchaser having been granted by shareholders of the Company (other than the Sellers) representing at least 5% of the outstanding Common Shares, including Common Shares represented by ADSs, of the Company (which condition has been replaced with the requirement to obtain the public support of the Other Shareholders described above).

Notwithstanding the foregoing, if the number of Common Shares, including Common Shares represented by ADSs, tendered into the Offers is sufficient such that Purchaser achieves Participación Significativa, then the Sellers’ attorneys-in-fact will be authorized to deliver the acceptance letters to the Sellers’ Dealer and instruct the Sellers’ Dealer to release such acceptance letters.

Pursuant to the Tender Offer Support Agreement (as amended pursuant to the Second Amendment Agreement), Purchaser has agreed to purchase 92,884,670 Common Shares from the Sellers. If more than 107,198,601 Common Shares, including Common Shares represented by ADSs, are validly tendered (and not properly withdrawn) in the Offers and, as a result of proration, fewer than 92,884,670 Common Shares tendered by the Sellers into the Peru Offer are accepted for payment, within five (5) LSE trading days after the settlement date of the Peru Offer, the Sellers have agreed to transfer the beneficial ownership of the Common Shares not accepted for payment by Purchaser to the Trust (the “Additional Shares”).

The Sellers have agreed until the earlier of the settlement date of the Peru Offer and such time as the Tender Offer Support Agreement is terminated in accordance with its terms, to not directly or indirectly, (a) solicit, initiate, encourage the submission of any inquiries, indications of interest, proposals or offers from any person concerning the direct or indirect sale of the Common Shares held by the Sellers (a “Competing Transaction”), or (b) participate in any discussions or negotiations regarding, or enter into any agreements or understandings relating to, a Competing Transaction, or provide any information concerning the Company, unless required by law.

Notwithstanding the foregoing, nothing in the Tender Offer Support Agreement limits the ability of the Sellers to tender their Common Shares into a Competing Transaction in accordance with the Peru Tender Offer Regulations, provided that any of the Sellers that accept any Competing Transaction pay to Purchaser, jointly and severally, a break-fee in the amount of U.S. $15,000,000.

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Purchaser has agreed upon completion of the Offers, in its capacity as a shareholder of the Company, to (a) not actively promote any liability actions against Mr. Graña, Mr. Alvarado Pflucker and Mr. Graña Acuña in connection with potential liabilities arising from aspects covered by the Collaboration Agreement and (b) refrain, at the meetings of the shareholders of the Company, from voting on any such matters brought before the Company’s shareholders in order to avoid a potential conflict of interest. Purchaser has agreed to comply with this obligation to the extent that compliance is not illegal and does not cause a breach of the Company’s legal obligations.

The Tender Offer Support Agreement may be terminated as follows:

•	at any time prior to the settlement date of the Peru Offer by the written agreement of Purchaser and the Sellers;
•	by either Purchaser or the Sellers, if the commencement date of the Offers has not occurred by the Outside Date (as amended pursuant to the Amendment Agreement), provided that if the Sellers terminate the Tender Offer Support Agreement pursuant to this termination right, Purchaser is required to pay the Sellers a break-fee in the amount of U.S. $3,000,000 (to be distributed proportionately to the Sellers in accordance with their ownership interests);
•	by either Purchaser or the Sellers, if any law or governmental order that prohibits the consummation of the transactions contemplated by the Tender Offer Support Agreement shall have become final and non-appealable;
•	by the Sellers, in the event of a material breach of any representation, warranty, covenant or agreement contained in the Tender Offer Support Agreement by Purchaser, if such breach would result in the failure of any of the conditions to the obligations of the Sellers contained in the Tender Offer Support Agreement to be satisfied (subject to a thirty (30) day cure period); and
•	by Purchaser, in the event of a material breach of any representation, warranty, covenant or agreement contained in the Tender Offer Support Agreement by the Sellers, if such breach would result in the failure of any of the conditions to the obligations of Purchaser contained in the Tender Offer Support Agreement to be satisfied (subject to a thirty (30) day cure period).

The Tender Offer Support Agreement is governed by and construed in accordance with the laws of the Republic of Peru.

First Amendment Agreement

On June 3, 2021, Purchaser and the Sellers entered into the First Amendment Agreement, pursuant to which Purchaser and the Sellers agreed, among other things, that their termination rights under Section 7.1(b) of the Tender Offer Support Agreement shall be waived and that the Outside Date shall be fifteen (15) business days of the later of (a) the date of the release of the Clear GH Shares from the GH Embargo and the registration of such release in Cavali, or (b) the date of receipt of the Jersey Approval.

Second Amendment Agreement

On July 2, 2021, Purchaser and the Sellers entered into the Second Amendment Agreement, pursuant to which Purchaser and the Sellers agreed, among other things, that (a) the Sellers will tender 92,884,670 Common Shares in the aggregate, representing approximately 10.65% of the outstanding Common Shares, including Common Shares represented by ADSs, into the Peru Offer and (b) Purchaser and Mr. Alvarado Pflucker will enter into: (x) the MA Supplementary Agreement and (y) the MA Syndication Agreement.

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GH Supplementary Agreement

Pursuant to the Tender Offer Support Agreement, the entry into the GH Supplementary Agreement, is a condition to the obligation of Purchaser to commence the Offers. The GH Supplementary Agreement was entered into on June 3, 2021.

Pursuant to the GH Supplementary Agreement (as amended), GH Holding Group has agreed to:

•	tender into the Peru Offer the Clear GH Shares following the release of the Clear GH Shares from the GH Embargo and the registration of such release in Cavali, provided that if the release has not been registered in Cavali before the Expiration Date, GH Holding Group has agreed to vote such Clear GH Shares on the terms of the GH Syndication Agreement until the release is registered in Cavali, following which such Clear GH Shares will be automatically transferred to Purchaser at the Common Share Offer Price – the Clear GH Shares were released from the GH Embargo on June 18, 2020 and such release was registered in Cavali on December 16, 2020;
•	enter into the GH Syndication Agreement with Purchaser in respect of the Encumbered GH Shares, representing approximately 7.04% of the outstanding Common Shares, including Common Shares represented by ADSs, that remain subject to the GH Embargo;
•	sell to Purchaser 2,585,597 Common Shares of the Encumbered GH Shares at the Common Share Offer Price, subject to the release of the Encumbered GH Shares from the GH Embargo and the registration of such release in Cavali, and Purchaser has agreed to make the arrangements agreed upon with GH Holding Group with respect to such shares available to all shareholders of the Company on the same terms and conditions and in accordance with the applicable laws of Peru and the United States; and
•	transfer to the Trust 58,763,551 Common Shares, subject to the release of the Encumbered GH Shares from the GH Embargo and the registration of such release in Cavali, and Purchaser has agreed to make the arrangements agreed upon with GH Holding Group with respect to such shares available to all shareholders of the Company on the same terms and conditions and in accordance with the applicable laws of Peru and the United States.

If GH Holding Group is not capable of transferring all of its 2,585,597 Common Shares of the Encumbered GH Shares to Purchaser following the release of the Encumbered GH Shares and the registration of such release in Cavali as described above, GH Holding Group will transfer its remaining Encumbered GH Shares to the Trust (and such Encumbered GH Shares will be treated as Additional Shares).

The GH Supplementary Agreement will terminate automatically if Purchaser has not been able to achieve Participación Significativa following completion of the Offers.

GH Syndication Agreement

Pursuant to the GH Syndication Agreement, GH Holding Group has agreed to vote the Encumbered GH Shares (and, if applicable, the Clear GH Shares) at each general meeting of the shareholders of the Company in the same manner as Purchaser. The GH Syndication Agreement was entered into on June 3, 2021 and the voting arrangements contemplated by the GH Syndication Agreement became effective on July 2, 2021 in accordance with the terms of the Amended GH Syndication Agreement.

The GH Syndication agreement will terminate upon the first to occur of, among other things:

•	the termination of the Trust Agreement or the GH Supplementary Agreement, whichever occurs first;
•	the successful conclusion of the transfer process described in the GH Supplementary Agreement; and
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•	the notification of an order from the Peruvian Public Prosecutor (Fiscalía), the Peruvian Attorney General (Procuraduria) or any other governmental entity mandating the termination of the GH Syndication Agreement.

HG Supplementary Agreement

Pursuant to the Tender Offer Support Agreement, the entry into the HG Supplementary Agreement, is a condition to the obligation of Purchaser to commence the Offers. The HG Supplementary Agreement was entered into on June 3, 2021.

Pursuant to the HG Supplementary Agreement (as amended), Mr. Graña Acuña has agreed, on the same date as the execution of the Trust Agreement, to enter into the HG Syndication Agreement, pursuant to which Mr. Graña Acuña has agreed to vote the HG Shares at each general meeting of the shareholders of the Company in the same manner as Purchaser. The HG Syndication Agreement was entered into on June 3, 2021 and the voting arrangements contemplated by the HG Syndication Agreement became effective on July 2, 2021 in accordance with the terms of the Amended HG Syndication Agreement.

Upon the release of the HG Embargo that applies to the Common Shares that are subject to the HG Syndication Agreement and the registration of such release in Cavali, Mr. Graña Acuña has agreed to make 7,765,504 Common Shares subject to the Trust Agreement. Purchaser has agreed to pay Mr. Graña Acuña S/ 0.04 for each Common Share (the “Political Rights Consideration”) that is made subject to the Trust Agreement.

If there is a capital increase by the Company and new Common Shares are issued to Mr. Graña Acuña, then:

•	if such Common Shares are not subject to an encumbrance, lien, charge or under any burden, Mr. Graña Acuña has agreed to make such Common Shares subject to the Trust Agreement; or
•	if such Common Shares are subject to the HG Embargo, Mr. Graña Acuña has agreed to make such Common Shares subject to the HG Syndication Agreement.

If Purchaser triggers its Drag-Along Right (as defined below) under the Trust Agreement, Purchaser may assign to the third party purchaser all of Purchaser’s rights pursuant to the HG Syndication Agreement and such third party purchaser will be required to purchase the Common Shares that are subject to the HG Syndication Agreement at the time such Common Shares are released from the HG Embargo.

Upon the release of the Common Shares from the HG Embargo, Mr. Graña Acuña has agreed to transfer:

•	7,765,604 Common Shares to the Trust and Purchaser has agreed to pay Mr. Graña Acuña for each Common Share the Political Rights Consideration; and
•	7,765,604 Common Shares to Purchaser and Purchaser has agreed to pay to Mr. Graña Acuña for each Common Share the Common Share Offer Price,

and in each case, Purchaser has agreed to make the arrangements agreed upon with Mr. Graña Acuña with respect to such shares available to all shareholders of the Company on the same terms and conditions and in accordance with the applicable laws of Peru and the United States.

If less than all of the Common Shares are released from the HG Embargo, then 50% of any Common Shares released will be transferred to the Trust and 50% of the Common Shares released will be transferred to Purchaser as described above, and in each case Purchaser has agreed to make the arrangements agreed upon with Mr. Graña Acuña with respect to such released shares available to all shareholders of the Company on the same terms and conditions and in accordance with the applicable laws of Peru and the United States.

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If Mr. Graña Acuña is not capable of transferring all of his 7,765,604 Common Shares released from the HG Embargo to Purchaser as described above, Mr. Graña Acuña will transfer his remaining released Common Shares to the Trust (and such released Common Shares will be treated as Additional Shares).

The HG Supplementary Agreement and the HG Syndication Agreement will terminate automatically if Purchaser has not been able to achieve Participación Significativa following completion of the Offers.

The HG Syndication agreement will also terminate upon the first to occur of, among other things:

•	the termination of the Trust Agreement or the HG Supplementary Agreement, whichever occurs first;
•	he successful conclusion of the transfer process described in the HG Supplementary Agreement; and
•	the notification of an order from the Peruvian Public Prosecutor (Fiscalía), the Peruvian Attorney General (Procuraduria) or any other governmental entity mandating the termination of the HG Syndication Agreement.

MA Supplementary Agreement

The MA Supplementary Agreement was entered into on July 2, 2021. Pursuant to the MA Supplementary Agreement (as amended), Mr. Alvarado Pflucker has agreed to:

•	enter into the MA Syndication Agreement, pursuant to which Mr. Alvarado Pflucker has agreed, with effect from the date of the MA Syndication Agreement, to vote the MA Shares at each general meeting of the shareholders of the Company in the same manner as Purchaser – the MA Syndication Agreement was entered into on July 2, 2021; and
•	transfer to the Trust, the MA Shares, subject to the release of the MA Shares from the MA Embargo and the registration of such release in Cavali, and Purchaser has agreed to make the arrangements agreed upon with Mr. Alvarado Pflucker with respect to such released shares available to all shareholders of the Company on the same terms and conditions and in accordance with the applicable laws of Peru and the United States.

The MA Supplementary Agreement and the MA Syndication Agreement will terminate automatically if Purchaser has not been able to achieve Participación Significativa following completion of the Offers.

The MA Syndication agreement will also terminate upon the first to occur of, among other things:

•	the termination of the Trust Agreement or the MA Supplementary Agreement, whichever occurs first;
•	the successful conclusion of the transfer process described in the MA Supplementary Agreement; and
•	the notification of an order from the Peruvian Public Prosecutor (Fiscalía), the Peruvian Attorney General (Procuraduria) or any other governmental entity mandating the termination of the MA Syndication Agreement.

Trust Agreement

Pursuant to the Tender Offer Support Agreement, the entry into the Trust Agreement is a condition to the obligation of Purchaser to commence the Offers. The Trust Agreement was entered into on June 3, 2021.

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Pursuant to the Trust Agreement (as amended by the Trust Amendment Agreement), the Grantors have agreed to transfer the beneficial ownership of 24,987,698 Common Shares, representing approximately 2.87% of the outstanding Common Shares, including Common Shares represented by ADSs (the “Trust Shares”), to an irrevocable trust established pursuant to the Trust Agreement (the “Trust”). For as long as the Trust Shares remain in the Trust, Purchaser will exercise, in its sole discretion, all political rights associated with the Trust Shares, including, among other things, attending shareholder meetings of the Company and executing corporate documents requiring the participating of the Trust. During the term of the Trust Agreement, the Grantors will retain the economic rights associated with the Trust Shares. The Trustee will have full rights to manage the proceeds of such economic rights, including all collection rights and cash flows arising from the sale of the Trust Shares by the Grantors. Purchaser acquired the political rights associated with the Trust Shares on July 2, 2021 in accordance with the Trust Amendment Agreement.

Purchaser has agreed to pay the Grantors the Political Rights Consideration per Common Share transferred to the Trust, other than in relation to any Additional Shares, for which Purchaser is not obligated to pay the Political Rights Consideration. Based on the average Peruvian Sol/U.S. dollar interbank exchange rate (tipo de cambio interbancario promedio) reported by the Central Reserve Bank of Peru at 2:00 p.m., Lima time, on June 15, 2021, the last full trading day prior to the publication of this Offer to Purchase, the Political Rights Consideration is approximately U.S. $0.01 per Common Share.

The exercise of the political rights by Purchaser in accordance with the Trust Agreement is conditional upon Purchaser having achieved Participación Significativa following completion of the Offers.

The initial term of the Trust Agreement is eight (8) years (the “Initial Term”), with an automatic extension for another eight (8) years, following which the Grantors and Purchaser may agree to further annual extensions (the “Term”). Following expiration of the Initial Term, Purchaser has agreed to pay the Grantors, for each year of extension, consideration equal to the higher of: (a) one-eighth (1/8th) of 2% of the market price of the Trust Shares, per Trust Share; and (b) one-eighth (1/8th) of S/ 0.04 per Trust Share. Based on the average Peruvian Sol/U.S. dollar interbank exchange rate (tipo de cambio interbancario promedio) reported by the Central Reserve Bank of Peru at 2:00 p.m., Lima time, on June 15, 2021, the last full trading day prior to the publication of this Offer to Purchase, one-eighth (1/8th) of S/ 0.04 is approximately U.S. $0.001 per Trust Share.

The arrangements under the Trust Agreement apply to new Common Shares issued to the Grantors as a result of any capital increase, capital reorganization, exercise of stock options and/or capitalization of profits during the Term.

If there is a capital increase by the Company and new Common Shares are issued to the Grantors after the date of the Trust Agreement, such Common Shares will become Trust Shares and, as a condition to transferring the political rights of such new Trust Shares to Purchaser, Purchaser has agreed to pay consideration to the Grantors in accordance with the following formula (the “Formula”):

(S/ 0.04 per Trust Share/2880) x (days until expiry of the Term) x (the number of new Trust Shares contributed by the relevant Grantor).

In the event of a subscription for new Common Shares after the date of the Trust Agreement, the Grantors are entitled to subscribe and pay for such new Common Shares provided that:

•	Purchaser shall be entitled to require that some or all of the Grantors contribute such new Common Shares to the Trust upon the payment by Purchaser of consideration to each Grantor calculated in accordance with the Formula; and
•	if the Grantors do not subscribe for new Common Shares, Purchaser shall be entitled to acquire from such Grantors their pre-emptive rights at a price to be agreed between the parties and subscribe for the new Common Shares in its own right.

As part of the arrangements under the Trust Agreement, Purchaser is entitled to receive a performance fee (the “Performance Fee”), calculated and payable as follows:

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•	the relevant calculation period shall be either: (a) the Term, or (b) the period between the date on which Purchaser provides notice to the Trustee and the Custodian that it has secured Participación Significativa (the “Notice”) and the date of the Exit (as defined below) of such Grantor (each, a “Relevant Calculation Period”);
•	the capital gain of each Grantor on their Trust Shares (excluding any Additional Shares) shall be equal to: (a) either: (i) upon expiry of the Term, the market value of the Trust Shares calculated on the basis of the weighted average price of such Trust Shares for the period of sixty (60) days prior to the date of expiry of the Term, or (ii) in the event of a transfer of the Trust Shares as part of an Exit, the transfer price of such Trust Shares, plus (b) all dividends (including through capital reductions) paid by the Company on the Trust Shares after the date of the Notice, minus (c) the aggregate consideration paid to such Grantor as part of the Peru Offer (the “Capital Gains”);
•	if a Grantor’s Capital Gains are greater than the product of the consideration paid to such Grantor in the Peru Offer multiplied by 8% per annum compounded annually for each year (or on a pro rata basis if a transfer fails to occur on an anniversary of the date on which the Notice was given) of the Relevant Calculation Period (the “Grantors’ Tranche”), the Performance Fee will be equal to 1.58% per annum of the consideration paid to such Grantor as part of the Peru Offer compounded annually (the “IG4 Tranche”);
•	in the event of an Exit or if the Company declares a dividend to its shareholders, the resulting proceeds shall be distributed in the following order:
o	first, each Grantor will receive such proceeds until such time as each Grantor has received an amount equal to the consideration paid to such Grantor as part of the Peru Offer;
o	second, each Grantor will receive their pro rata portion of the Grantors’ Tranche;
o	third, Purchaser will receive the IG4 Tranche; and
o	fourth, in the event of any excess in Capital Gains following the distribution of the IG4 Tranche, such excess will be divided between the Grantors and Purchaser as follows:
▪	83.5% to the Grantors; and
▪	16.5% to Purchaser.

During the Term, the Grantors will have the following exit options (each, an “Exit”).

•	After the second anniversary of the date on which the Notice was given, each Grantor will be entitled to transfer a percentage of its Trust Shares (such percentage to be determined in accordance with the tables below) to a third party either as part of a negotiated transaction or in the open market on the LSE at the then current market price. Upon becoming aware of the intended sale to a third party, Purchaser will have ten (10) days to notify the Grantor of its intention to exercise its pre-emption right to acquire such Trust Shares at the negotiated price or the market price, as applicable. If Purchaser elects to acquire the Trust Shares pursuant to its pre-emption right, the Grantor transferring such Trust Shares will be liable to pay Purchaser a liquidation fee equal to 2% of the transfer price (such liquidation fee to be deducted from the transfer price).

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Prior to the eighth (8th) anniversary of the Trust Agreement:

Total percentage of Common Shares which have been transferred as part of the Peru Offer and the political rights of which have been assigned by the Sellers to Purchaser as provided in the Tender Offer Support Agreement, except for the Additional Shares	Percentage of Trust Shares in respect of which the Grantors have liquidity rights (the “Liquid Percentage”)	Percentage of Trust Shares in respect of which the Grantors have no liquidity rights (the “Non–Liquid Percentage”)
≥ 22%	0%	100%
≥ 24%	16.500%	83.5%
≥ 25%	16.500% + 4.125% = 20.625%	79.375%
≥ 26%	20.625% + 4.125% = 24.750%	75.25%
≥ 27%	24.750% + 4.125% = 28.875%	71.125%
≥ 28%	28.875% + 4.125% = 33.000%	67%
≥ 29%	33.000% + 4.125% = 37.125%	62.875%
≥ 30%	37.125% + 4.125% = 41.250%	58.75%
≥ 31%	41.250% + 4.125% = 45.375%	54.625%
≥ 32%	45.375% + 4.125% = 49.500%	50.5%

After the eighth (8th) anniversary of the Trust Agreement:

Year	Percentage of Trust Shares in respect of which the Grantors have liquidity rights
	In respect of Liquid Percentage	In respect of Non–Liquid Percentage
During the ninth (9th) year	100%	50%
From the start of the tenth (10th) year and onwards	100%	100%

•	With effect from the eleventh (11th) business day following transfer of the beneficial ownership of the Additional Shares to the Trust, each of the Grantors will be entitled to transfer all or a portion of its Additional Shares to a third party either as part of a negotiated transaction or in the open market on the LSE at the then current market price. Upon becoming aware of the intended sale to a third party, Purchaser will have ten (10) days to notify the Grantor of its intention to exercise its pre-emption right to acquire such Additional Shares at the negotiated price or the market price, as applicable. For the avoidance of doubt, the transfer of Additional Shares to a third party will not be subject to the transfer restrictions set forth in the tables above and will not constitute an Exit for the purposes of calculating the Performance Fee. For all other purposes, the Additional Shares will be considered Trust Shares.
•	During the Term, if Purchaser receives a bona fide offer from a third party to purchase all of the Common Shares held by Purchaser at that time, Purchaser may require the Grantors to transfer all of the Trust Shares to such purchaser at the same price offered to Purchaser, as applicable (the “Drag-Along Right”). In the event of such transfer, the Trust will terminate automatically.
•	If, during the Term, Purchaser notifies the Grantors of its intention to transfer all or a part of the Common Shares held by Purchaser at that time to a third party without exercising its Drag-Along Right, each Grantor will be entitled to sell a portion of their Trust Shares as part of the transaction, such portion to be determined in accordance with the following formula (the “Tag-Along Right”):

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TSS x (OTS/FOS),

where:

TSS is the number of Trust Shares of the Grantor exercising the Tag-Along Right;

OTS is the number of Common Shares that Purchaser intends to transfer; and

FOS is the number of Common Shares acquired by Purchaser through the Offers.

In the event of an Exit prior to the expiry of the Term, the Grantors will be under an obligation to return to Purchaser a portion of the Political Rights Consideration, calculated as follows.

•	In the event that Purchaser exercises its Drag-Along Right, each of the Grantors will be obligated to return up to 100% of their portion of the Political Rights Consideration, applying the following formula:

(PROC/2880) x (days left until expiry of the Term) x (TSS),

where:

PROC is the Political Rights Consideration; and

TSS is the number of Trust Shares contributed by the Grantor to the Trust on the day on which the Drag-Along Right is exercised.

•	In the event that a Tag-Along Right is exercised, each of the Grantors will be obligated to return to Purchaser a portion of their Political Rights Consideration, calculated in accordance with the following formula:

PROC x (SBT/TSS) x (days left until expiry of the Term/2880), with a limit of 62.5% of the PROC x (SBT/TSS),

where:

PROC is the Political Rights Consideration;

SBT is the number of Trust Shares to be transferred; and

TSS is the number of Trust Shares contributed by the Grantor to the Trust on the day on which the Tag-Along Right is exercised.

The Trust Agreement and the Trust will terminate automatically:

•	if Purchaser has not been able to achieve Participación Significativa upon completion of the Offers; and
•	upon exercise by Purchaser of its Drag-Along Right.

Purchaser may also terminate the Trust arrangements in full or in relation to a certain portion of the Trust Shares, in each case by following the procedures related to its Drag-Along Right, in the event that the Grantors: (a) refuse to transfer the beneficial ownership of their Common Shares to the Trust, (b) fail to give notice to the Trustee of any event or circumstance of which they become aware and which could affect the validity of the Trust, (c) fail to pay all relevant taxes and expenses related to the Trust, (d) fail to transfer to the Trust, in accordance with the terms of the Trust Agreement, any new Common Shares issued to the Grantors after the date of the Trust Agreement, (e) fail to pay the Performance Fee, and (f) fail to perform their obligations under the Trust Agreement in a timely manner.

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The Trustee may also terminate the Trust Agreement and the Trust in the following circumstances:

•	if so instructed by Purchaser;
•	in the event that any of the Grantors or their shareholders, partners and/or related persons commit a breach of Section 7.1.8 of the Trust Agreement which includes, among other things, an act of bribery or being investigated in connection with money laundering (each, a “Breach”) and the Trustee no longer wishes to be a trustee, following which Purchaser fails to appoint a successor trustee or such successor trustee refuses the appointment; or
•	if Purchaser fails to instruct the Trustee within fifteen (15) days of being notified of the Breach whether the Trustee should assign its obligations to another trustee or terminate the Trust and the Trust Agreement.

The Trust Agreement is governed by and construed in accordance with the laws of the Republic of Peru.

As a consequence of the entry by Purchaser into:

(i)	the MA Syndication Agreement with Mr. Alvarado Pflucker in connection with the 10,077,855 Common Shares owned by Mr. Alvarado Pflucker;
(ii)	the Amended GH Syndication Agreement with GH Holding Group in connection with the 61,349,148 Common Shares owned by GH Holding Group;
(iii)	the Amended HG Syndication Agreement with Mr. Graña Acuña in connection with the 15,531,208 Common Shares owned by Mr. Graña Acuña; and
(iv)	the Trust Amendment Agreement with the Grantors in connection with the 24,987,698 Common Shares collectively owned by the Grantors,

as of July 2, 2021, Purchaser, IG4 Capital Infrastructure GP, the manager of Purchaser, and IG4 Capital Partners Holding Investments LP, the sole shareholder of IG4 Capital Infrastructure GP, may be deemed to beneficially own 111,945,909 Common Shares in the aggregate, representing approximately 12.84% of the outstanding Common Shares, including Common Shares represented by ADSs pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

In accordance with the Tender Offer Support Agreement, Purchaser shall pay the Political Rights Consideration to the Grantors for each Common Share transferred to the Trust upon completion of the Offers.

A summary of the foregoing arrangements contemplated by the Tender Offer Support Agreement and the related agreements (as amended pursuant to the Amendment Agreements) attached as exhibits thereto is set forth in the table below.

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Shareholder	Number of Common Shares subject to the Tender Offer Support Agreement	Common Shares tendered in the Peru Offer	Common Shares transferred pursuant to the Trust Agreement	Syndication Agreements
GH Holding Group Corp.	117,527,103	56,177,955	0	61,349,148
Bamas International Investment Corp.	1,802,001	1,802,001	0	0
Bethel Enterprises Inc.	33,785,285	16,892,643	16,892,642	0
Hernando Alejandro Constancio Graña Acuña	15,531,208	0	0	15,531,208
Mario Germán Óscar Alvarado Pflucker	10,077,855	0	0	10,077,855
Francisco Javier Dulanto Swayne	8,450,000	4,225,000	4,225,000	0
Hugo Rangel Zavala	6,055,126	2,422,050	3,633,076	0
Alfonso Galvez Rubio	394,966	157,986	236,980	0
Ruth Alvarado Pflucker	402,345	402,345	0	0
Elisa Alvarado Pflucker	402,345	402,345	0	0
Gonzalo Alvarado Pflucker	402,345	402,345	0	0
Claudia Gutierrez Benavides	10,000,000	10,000,000	0	0
Total	204,830,579	92,884,670	24,987,698	86,958,211

As of the date hereof, the Common Shares subject to the foregoing arrangements represent with respect to the outstanding Common Shares of the Company:

Outstanding Common Shares	Common Shares to be tendered in the Peru Offer	Common Shares to be transferred pursuant to the Trust Agreement
871,917,855	Approximately 10.65%	Approximately 2.87%

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